EXHIBIT 99.1


On June 21, 1999, the Registrant issued the following press release:


          "PYR UPDATES ADDITIONAL CALIFORNIA DEEP EXPLORATION ACTIVITY

     DENVER -- PYR Energy Corporation (EBB: PYRX) today announced that the Berkley Cal Canal #1 exploration well in the San Joaquin Basin of California, commenced drilling on June 15, 1999. The well will target the Temblor formation in a seismically defined feature to a total depth of approximately 18,500 feet. Berkley Petroleum Inc., a U.S. subsidiary of Berkley Petroleum Corp. (TSE:BKP) of Calgary, is operator.

     Located ten miles southeast and separate from the Company's East Lost Hills prospect, the Cal Canal deep well targets the same formation where significant volumes of natural gas and condensate were encountered in the Bellevue #1-East Lost Hills blowout. PYR owns a 3.75% working interest in the prospect and is "carried through the tanks" for its interest in this initial well.

     The Cal Canal well is the first of three exploration wells set to be drilled as part of a three prospect exploration program to be operated by Berkley. PYR owns a "carried through the tanks" working interest in the initial test well in each of these prospects of between 3.00% and 3.75%. The additional wells are scheduled to be drilled in sequence after conclusion of drilling the exploration well at Cal Canal.

     At East Lost Hills, the previously reported relief well has been sidetracked as a replacement well and is now drilling toward the target depth of approximately 19,000 feet in the Temblor formation. PYR owns a 10.575% working interest in approximately 30,000 gross acres at East Lost Hills. PYR and its industry partners plan to spud a 19,000 foot step-out well at East Lost Hills later this summer.

     PYR owns approximately 93,500 gross and 42,500 net acres encompassing nine separate exploration projects in the San Joaquin Basin of California.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."